THOMAS & BETTS CORPORATION

2008

STOCK INCENTIVE PLAN

THOMAS & BETTS CORPORATION
2008
STOCK INCENTIVE PLAN

WHEREAS, Thomas & Betts Corporation desires to grant equity incentive awards to certain of its employees and non-employee directors;

NOW, THEREFORE, the Thomas & Betts Corporation 2008 Stock Incentive Plan is hereby adopted under the following terms and conditions:

SECTION 1 - PURPOSE

The Plan is intended to provide a means whereby the Company may, through the grant of Awards to Employees and Non-Employee Directors, attract and retain such individuals and motivate them to exercise their best efforts on behalf of the Company and of any Related Corporation.

SECTION 2 - DEFINITIONS

The following terms when used herein shall have the following meanings unless otherwise required by the context:

(a) “Administrator” shall mean:

(1) The Chief Executive Officer of the Company, if he is a member of the Board, with respect to an Award granted to an individual who is not subject to section 16(b) of the Exchange Act; provided, however, that the number of shares covered by Awards granted by the Chief Executive Officer in any calendar year shall be subject to the following limits: (i) 100,000 shares, in the aggregate; (ii) 6,000 shares, with respect to Options and SARs granted to any Employee; and (iii) 3,000 shares, with respect to Restricted Stock, RSUs and Stock Grants granted to any Employee; or

(2) The Committee.

(b) “Award” shall mean an ISO, NQSO, SAR, Restricted Stock, RSU, Stock Grant or Stock Credit awarded by the Company to an Employee or a Non-Employee Director.

(c) “Award Agreement” shall mean a document evidencing the grant of an Award, as described in Section 12.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean:

(1) With respect to Awards granted to Employees, a committee which consists solely of not fewer than two members of the Compensation Committee of the Board (taking into consideration the rules under section 16(b) of the Exchange Act and the requirements of Code §162(m)); or

(2) With respect to Awards granted to Non-Employee Directors, a committee which consists solely of not fewer than two members of the Nominating and Governance Committee of the Board (taking into consideration the rules under section 16(b) of the Exchange Act).

(g) “Common Stock” shall mean the common stock of the Company, par value $0.10 per share.

(h) “Company” shall mean Thomas & Betts Corporation, a Tennessee corporation.

(i) “Compensation” shall mean retainer fees for service on, and fees for attendance at meetings of, the Board and any committees thereof, which are payable to a Non-Employee Director during a calendar year.

(j) “Elective Stock Account” shall mean a bookkeeping account, which reflects the Compensation deferred by a Non-Employee Director pursuant to Section 11(a).

(k) “Employee” shall mean an officer or other employee of the Company or a Related Corporation.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean:

(1) The closing price of the Common Stock on a registered securities exchange on the applicable date or the immediately preceding trading day if the applicable date is not a trading day; or

(2) Such other method of determining fair market value as shall be authorized by the Code, or the rules or regulations thereunder, and adopted by the Committee.

(n) “Grantee” shall mean an Employee or a Non-Employee Director who has been granted an Award under the Plan.

(o) “ISO” shall mean an Option which, at the time such Option is granted, qualifies as an incentive stock option within the meaning of Code §422(b), unless the Award Agreement states that the Option will not be treated as an ISO.

(p) “Nonelective Stock Account” shall mean a bookkeeping account which reflects amounts credited on behalf of a Non-Employee Director pursuant to Section 11(b).

(q) “Non-Employee Director” shall mean a director of the Company who is not an Employee.

(r) “NQSO” shall mean an Option which, at the time such Option is granted, does not qualify as an incentive stock option within the meaning of Code §422(b), whether or not it is designated as a nonqualified stock option in the Award Agreement.

(s) “Options” shall mean ISOs and NQSOs which entitle the Grantee on exercise thereof to purchase shares of Common Stock at a specified exercise price.

(t) “Performance Goals” shall mean the objective goal or goals applicable to a Grantee’s Performance Stock or PSUs that are deemed by the Committee to be important to the success of the Company or any affiliates of the Company.  The Committee shall establish the specific objective measures for each applicable goal for a performance period, which need not be uniform with respect to each Grantee.  In creating these measures, the Committee shall use one or more of the following business criteria:  (i) earnings before or after interest, taxes, depreciation and amortization, (ii) earnings before or after interest, taxes, depreciation and amortization expressed as a percentage of net sales, (iii) earnings per share, (iv) operating cash flow, (v) return on invested capital, (vi) return on stockholders' equity, (vii) market price per share, measured either in absolute terms or as compared to a peer group, (viii) sales or revenue, (ix) return on sales, (x) profit margin, gross or net, (xi) operating margin, (xii) productivity, (xiii) working capital efficiency, and (xiv) expense control.  The business criteria may apply to the individual, a division, a component of the Company’s business, or to the Company and/or one or more affiliates of the Company and may be weighted and expressed in absolute terms or relative to the performance of other individuals or companies or an index.  The Committee shall determine the performance period and the Performance Goals and measures (and weighting thereof) applicable to such period not later than the earlier of (i) 90 days after the commencement of the performance period, or (ii) the expiration of 25% of the performance period.

(u) “Performance Stock” shall mean a type of Restricted Stock, where the lapse of restrictions is based on Performance Goals.

(v) “Plan” shall mean the Thomas & Betts Corporation 2008 Stock Incentive Plan as set forth herein and as amended from time to time.

(w) “PSU” shall mean a performance stock unit which is a type of RSU, the vesting of which is based on Performance Goals.

(x) “Quiet Period” shall mean a period in which the Grantee is prohibited from selling Common Stock under the Company’s insider trading policy.

(y) “Related Corporation” shall mean any corporation or other entity in which the Company holds, directly or indirectly, a controlling interest; provided, however, that with respect to ISOs, an entity shall be a “Related Corporation” only if the entity is described in the preceding clause and is a “subsidiary corporation” of the Company, as defined in Code §424(f).  For purposes of this subsection, the term “controlling interest” shall have the same meaning as provided in Treas. Reg. §1.414(c)-2(b)(2)(i), using “at least 50 percent” instead of “at least 80 percent” each place it appears in such regulation.

(z) “Restricted Stock” shall mean Common Stock subject to restrictions determined by the Administrator pursuant to Section 8.

(aa) “RSU” shall mean a restricted stock unit granted pursuant to Section 9.

(bb) “Retirement” shall mean:

(1) In the case of an Option granted to an Employee, Termination of Service on or after Early Retirement Date or Normal Retirement Date, as such terms are defined in Part A of the Thomas & Betts Pension Plan as in effect on February 1, 2008; or

(2) In the case of an Option granted to a Non-Employee Director, Termination of Service in accordance with the Board’s retirement policy.

(cc) “SAR” shall mean an Award granted pursuant to Section 7 which entitles the recipient on exercise to receive an amount determined by reference to appreciation in the value of Common Stock.

(dd) “Short-Term Deferral Period” shall mean, with respect to an amount (including Common Stock) payable pursuant to an Award, the period ending on the later of (1) the 15th day of the third month following the Grantee’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (2) the 15th day of the third month following the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; provided, however, that such period (measured from the last day of the period) shall be within one calendar year and shall not exceed 2½ months.  A Grantee shall have no discretion over the payment date and shall have no right to interest as a result of payment on a date other than the first day of the Short-Term Deferral Period.

(ee) “Stock Account” shall mean an Elective Stock Account or a Nonelective Stock Account established on behalf of a Non-Employee Director.

(ff) “Stock Credit” shall mean a credit to a Stock Account, pursuant to Section 11.

(gg) “Stock Grant” shall mean a grant of unrestricted shares of Common Stock pursuant to Section 10.

(hh) “Termination of Service” shall mean (1) with respect to an Award granted to an Employee, the termination of the employment relationship between the Employee and the Company and all Related Corporations; and (2) with respect to an Award granted to a Non-Employee Director, the cessation of the provision of services as a director of the Company and all Related Corporations.  A Termination of Service shall not be deemed to have resulted by reason of a bona fide leave of absence approved by the Company.  Notwithstanding any other provision of the Plan to the contrary, (A) with respect to an RSU that is subject to Code §409A or a Stock Credit, “Termination of Service” shall mean separation from service as defined in Treas. Reg. §1.409A-1(h), and (B) if the Grantee’s status changes from Employee or Non-Employee Director to any other status eligible to receive an Award under the Plan, no Termination of Service shall occur for purposes of the Plan until the Grantee’s new status with the Company and all Related Corporations terminates.  For purposes of this paragraph, if a Grantee’s relationship is with a Related Corporation and not the Company, the Grantee shall incur a Termination of Service when such corporation ceases to be a Related Corporation, except (C) as otherwise determined by the Committee, or (D) as otherwise necessary to comply with Code §409A (to the extent applicable).

SECTION 3 - ADMINISTRATION

The Plan shall be administered by the Administrator.  The Administrator (and members thereof), while serving as such, shall be deemed to be acting in its (or his) capacity as a director or an officer of the Company.  The Administrator shall have full authority, subject to the terms of the Plan, to select the Employees and Non-Employee Directors to be granted Awards under the Plan, to grant Awards on behalf of the Company, and to set the date of grant and the other terms of such Awards in accordance with the terms of the Plan.  Notwithstanding any other provision of the Plan, the Committee’s discretion with respect to Elective Stock Credits and Stock Accounts shall be limited so as not to cause such Awards to fail to be formula-type awards for purposes of Section 16(b) of the Exchange Act.

The Committee may correct any defect, supply any omission, and reconcile any inconsistency in the Plan, and the Administrator may do so with respect to any Award granted hereunder, in the manner and to the extent it (or he) deems desirable.  The Committee also shall have the authority (1) to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify, or rescind any such rules and regulations, (2) to adopt modifications, amendments, procedures, sub-plans and the like, which may be inconsistent with the provisions of the Plan, as are necessary to comply with the laws and regulations of other countries in which the Company operates in order to assure the viability of Awards granted under the Plan to individuals in such other countries, and (3) to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable.  All such rules, regulations, determinations, and interpretations shall be binding and conclusive upon the Company, its shareholders, and all Grantees, upon their respective legal representatives, beneficiaries, successors, and assigns, and upon all other persons claiming under or through any of them.  Except as otherwise required by the bylaws of the Company or by applicable law, no member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

SECTION 4 -  STOCK

The maximum aggregate number of shares of Common Stock that may be subject to Awards under the Plan is 4,500,000 shares (which is also the maximum aggregate number of shares that may be issued under the Plan through ISOs), subject to the following limits:

Type of Award	Limit on Number of Shares Available for Grant Under Plan	Limit on Number of Shares Available for Grant to Any Employee During Any Calendar Year
Options	Plan Limit	500,000
SARs	Plan Limit	500,000
Restricted Stock, RSUs, Stock Grants and Stock Credits (in the aggregate)	825,000	N/A
Performance Stock	See Restricted Stock limit	250,000
PSUs	See RSU limit	250,000

Each limit stated in this Section 4 shall be subject to adjustment as described in Section 13.  For purposes of applying the above limits to SARs, the number of shares by which appreciation is measured (and not the number of shares delivered on exercise) shall be taken into account.  Shares delivered under the Plan may be authorized but unissued shares.

If any Award expires, terminates for any reason, is cancelled, is forfeited or is settled in cash rather than Common Stock, the number of shares of Common Stock with respect to which such Award expired, terminated, was cancelled, was forfeited or was settled in cash, shall continue to be available for future Awards granted under the Plan.

SECTION 5 - GRANTING OF AWARDS

The Administrator may, on behalf of the Company, grant to Employees and Non-Employee Directors such Awards as the Administrator in its (or his) sole discretion, determines are warranted, subject to the terms of the Plan.  However, grants of ISOs and other Awards shall be separate and not in tandem, and Non-Employee Directors shall not be eligible to receive ISOs under the Plan.  More than one Award may be granted to an Employee or Non-Employee Director under the Plan.

SECTION 6 - TERMS AND CONDITIONS OF OPTIONS

Option Award Agreements shall include expressly or by reference the following terms and conditions, as well as such other provisions as the Administrator shall deem desirable that are not inconsistent with the provisions of the Plan and, for ISOs, Code §422(b).

(a) Number of Shares.  The Award Agreement shall state the number of shares of Common Stock to which the Option pertains.

(b) Exercise Price.  The Award Agreement shall state the exercise price which shall be determined and fixed by the Administrator in its (or his) discretion, but the exercise price shall not be less than the higher of 100 percent (110 percent in the case of an ISO granted to a more-than-ten-percent shareholder, as provided in subsection (k) below) of the Fair Market Value of a share of Common Stock on the date the Option is granted, or the par value thereof.

(c) Term.  The term of each Option shall be determined by the Administrator, in its (or his) discretion; provided, however, that the term of each Option shall be not more than ten years (five years in the case of an ISO granted to a more-than-ten-percent shareholder, as provided in subsection (k) below) from the date of grant of the Option.  Each Option shall be subject to earlier termination as provided in subsections (f), (g), (h) and (i) below and in Section 15.

(d) Exercise.  An Option shall be exercisable in such installments, upon fulfillment of such conditions (such as performance-based requirements), or on such dates as the Administrator may specify.  The Administrator may accelerate the exercise date of an outstanding Option, in its (or his) discretion, if the Administrator deems such acceleration to be desirable.

Any exercisable Option may be exercised at any time up to the expiration or termination of the Option.  Exercisable Options may be exercised, in whole or in part and from time to time, by giving notice of exercise (in accordance with procedures established by the Committee) to the Company (at its principal office) or to the Company’s delegate, specifying the number of shares to be purchased and accompanied by payment in full of the aggregate exercise price for such shares (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph (4) below, payment may be made as soon as practicable after the exercise).  Only full shares shall be issued, and any fractional share which might otherwise be issuable upon exercise of an Option shall be forfeited.

The Administrator, in its sole discretion, shall determine from the following alternatives, the methods by which the exercise price may be paid —

(1) in cash or, if permitted by the Administrator, its equivalent;

(2) in shares of Common Stock previously acquired by the Grantee (and the exercise price so paid shall be equal to the Fair Market Value, as of the date of exercise, of the previously acquired shares);

(3) by decreasing the number of shares for which the Option is exercisable on the date of exercise (in an amount equal to the exercise price to be paid under this method, divided by the positive excess of the Fair Market Value of a share of Common Stock on the date of exercise over the per share exercise price);

(4) by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount necessary to pay the exercise price of the Option; or

(5) in any combination of paragraphs (1), (2), (3) and (4) above.

To the extent an Award Agreement does not include one or more alternatives, the Administrator hereby specifically reserves the right to exercise its (or his) discretion to allow the Grantee to pay the exercise price using such alternative.

(e) ISO Annual Limit.  The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (counting ISOs under this Plan and under any other stock option plan of the Company or a parent or subsidiary corporation of the Company (as defined in Code §424(e) and (f)) shall not exceed $100,000.  If an Option intended as an ISO is granted to an Employee and the Option may not be treated in whole or in part as an ISO pursuant to the $100,000 limit, the Option shall be treated as an ISO to the extent it may be so treated under the limit and as an NQSO as to the remainder.

For purposes of determining whether an ISO would cause the limitation to be exceeded, ISOs shall be taken into account in the order granted.

(f) Termination of Service for a Reason Other Than Retirement, Disability or Death.  If a Grantee’s Termination of Service occurs prior to the expiration date fixed for his or her Option for any reason other than Retirement, disability or death, such Option may be exercised by the Grantee at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) ninety days after the date of such Termination of Service (unless the Award Agreement provides a different expiration date in the case of such a Termination).  Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of such Termination of Service, or to any greater extent permitted by the Administrator, and shall terminate on the date of such Termination of Service with respect to the remaining shares.

(g) Retirement.  If a Grantee’s Termination of Service occurs as a result of Retirement prior to the expiration date fixed for his or her Option, such Option may be exercised by the Grantee at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) in the case of an Option granted to an Employee, three years from the date of the Grantee’s Retirement (unless the Award Agreement provides a different expiration date in the case of Retirement), or (iii) in the case of an Option granted to a Non-Employee Director, such date (if any) provided in the Award Agreement in the case of Retirement.  Unless otherwise provided in the Award Agreement, such Option shall become fully vested and exercisable with respect to all shares of Common Stock available under the Option on the date of the Grantee’s Retirement.

(h) Disability.  If a Grantee becomes disabled (within the meaning of Code §22(e)(3)) prior to the expiration date fixed for his or her Option, and the Grantee’s Termination of Service occurs as a consequence of such disability, such Option may be exercised by the Grantee at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) twenty-four months after the date of such Termination of Service (unless the Award Agreement provides a different expiration date in the case of such a Termination).  Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of such Termination of Service, or to any greater extent permitted by the Administrator, and shall terminate on the date of such Termination of Service with respect to the remaining shares.  In the event of the Grantee’s legal disability, such Option may be exercised by the Grantee’s legal representative.

(i) Death.  If a Grantee’s Termination of Service occurs as a result of death, prior to the expiration date fixed for his or her Option, or if the Grantee dies following his or her Termination of Service but prior to the expiration of the period determined under subsection (f), (g) or (h) above (including any extension of such period provided in the Award Agreement), such Option may be exercised by the Grantee’s estate, personal representative, or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Grantee.  Such post-death exercise may occur at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) twelve months after the date of the Grantee’s death (unless the Award Agreement provides a different expiration date in the case of death).  Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of his or her death, or to any greater extent permitted by the Administrator, and shall terminate on the date of the Optionee’s death with respect to the remaining shares.

(j) Quiet Period.  Notwithstanding any provision of subsection (f), (g), (h) or (i) to the contrary, if the last day on which a Grantee (or the Grantee’s legal representative, estate, personal representative or beneficiary) may exercise an Option under subsection (f), (g), (h) or (i) falls within a Quiet Period, the period during which such individual may exercise the Option shall end ninety days after the date such Quiet Period ends; provided, however, that this subsection (j) shall not extend the exercise period beyond the term of the Option (determined under subsection (c)) unless the Committee, in its sole discretion, determines to extend the period during which the Option may be exercised, and such period ends not more than thirty days after the exercise first would no longer violate applicable Federal, state, local or applicable foreign laws.

(k) More-Than-Ten-Percent Shareholder.  If, after applying the attribution rules of Code §424(d), the Grantee owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of a parent or subsidiary corporation of the Company (as defined in Code §424(e) and (f)) immediately before an ISO is granted to him or her, the exercise price for the ISO shall be not less than 110 percent of the Fair Market Value of the optioned shares of Common Stock on the date the ISO is granted, and such ISO, by its terms, shall not be exercisable after the expiration of five years from the date the ISO is granted.  The conditions set forth in this subsection shall not apply to NQSOs.

SECTION 7 - SARS

(a) Nature of SARs.  An SAR entitles the Grantee to receive, with respect to each share of Common Stock as to which the SAR is exercised, the excess of the share’s Fair Market Value on the date of exercise over its Fair Market Value on the date the SAR was granted.  Such excess shall be paid in cash, shares of Common Stock, or a combination thereof, as determined by the Administrator.

(b) Exercise of SARs.  An SAR shall become exercisable in such installments, upon fulfillment of such conditions (such as performance-based requirements), or on such dates as the Administrator may specify in the Award Agreement.  The Administrator may at any time accelerate the time at which all or any part of the SAR may be exercised.  Any exercise of an SAR must be made by giving notice to the Company (or its delegate) in accordance with procedures established by the Administrator.

(c) Term.  The term of each SAR shall be determined by the Administrator, in its (or his) discretion; provided, however, that the term of each SAR shall be not more than ten years from the date of grant of the SAR.  Each SAR shall be subject to earlier termination as provided in subsection (d) below and in Section 15.

(d) Termination of Service.  If a Grantee’s Termination of Service occurs prior to the expiration date fixed for his or her SAR, Section 6(f), (g), (h), (i) and (j) shall be applied to determine the extent to which, and the period during which, the SAR may be exercised.  For purposes of this Section 7(d), the term “SAR” shall replace the term “Option” in each place such term appears in Section 6(f), (g), (h), (i) and (j).

SECTION 8 - RESTRICTED STOCK

(a) General Requirements.  Restricted Stock may be issued or transferred for consideration (in addition to past services) or for no additional consideration, as determined by the Administrator.  At the time Restricted Stock is granted, the Administrator shall determine whether the Restricted Stock is Performance Stock (where the lapse of restrictions is based on Performance Goals), or Restricted Stock that is not Performance Stock (where the lapse of restrictions is based on times and/or conditions determined by the Committee).

(b) Shareholder Rights. Each Grantee who receives Restricted Stock shall have all of the rights of a shareholder with respect to such shares, subject to the restrictions set forth in subsection

(c), including the right to vote the shares and receive dividends and other distributions.  Any shares of Common Stock or other securities of the Company received by a Grantee with respect to a share of Restricted Stock as a stock dividend, or in connection with a stock split or combination, share exchange or other recapitalization, shall have the same status and be subject to the same restrictions as such Restricted Stock.  Any cash dividends with respect to a Grantee’s Restricted Stock shall be paid to the Grantee at the same time as such dividends are paid to other shareholders.  Unless the Administrator determines otherwise, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan and the Grantee has satisfied any federal, state and local tax withholding obligations applicable to such shares.

(c) Restrictions.  Except as otherwise specifically provided in the Plan, Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of, and if the Grantee incurs a Termination of Service for any reason, must be offered to the Company for purchase for the amount of cash (or cash equivalents) paid for the shares of Common Stock, or forfeited to the Company if no cash (or cash equivalent) was so paid.

(d) Lapse of Restrictions.

(1) In General.  Upon the lapse of all restrictions in accordance with this subsection (d) or Section 14, shares of Common Stock shall cease to be Restricted Stock for purposes of the Plan.

(2) Restricted Stock Other Than Performance Stock.  With respect to Restricted Stock that is not Performance Stock, the restrictions described in subsection (c) shall lapse at such time or times, and on such conditions (such as performance-based requirements), as the Administrator may specify in the Award Agreement.  The Administrator may at any time accelerate the time at which the restrictions on all or any part of the shares of Restricted Stock (other than Performance Stock) will lapse.

(3) Performance Stock.  With respect to Performance Stock, the restrictions described in subsection (c) shall lapse at the end of the applicable performance period if and to the extent the Performance Goals (established in accordance with Section 2(t)) have been achieved for such period.  The Committee shall certify the extent to which the Performance Goals are achieved and shall have the discretion to decrease (but not increase) the extent to which such restrictions lapse on account of such achievement.  The restrictions described in subsection (c) shall also lapse (A) as provided in Section 14, or (B) if and to the extent determined by the Committee, in the case of the Grantee’s death or disability (as determined by the Committee).  If the Grantee’s Termination of Service occurs for any reason prior to the end of the performance period, the Grantee shall forfeit all Performance Stock granted with respect to such performance period except (i) as provided in Section 14, (ii) as determined by the Committee in the case of the Grantee’s death or disability (as determined by the Committee), or (iii) the Committee may provide that restrictions lapse with respect to a pro-rata portion of the number of shares of Performance Stock for which the restrictions would have lapsed had the Grantee been employed on the last day of the performance period, under such circumstances as the Committee, in its sole discretion, determines.

(e) Notice of Tax Election.  Any Grantee making an election under Code §83(b) for the immediate recognition of income attributable to the award of Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Service.

SECTION 9 - RSUs

(a) Nature of RSUs.  An RSU entitles the Grantee to receive, with respect to each RSU that vests in accordance with subsection (c) or Section 14, one share of Common Stock, cash equal to the Fair Market Value of a share of Common Stock on the date of vesting, or a combination thereof as determined by the Administrator and set forth in the Award Agreement.  Any fractional RSU shall be payable in cash.

(b) Grant of RSUs.  At the time of grant, the Administrator shall determine (1) the number of RSUs subject to the Award, (2) whether the RSU is a PSU (where vesting is based on Performance Goals), or an RSU that is not a PSU (where vesting is based on times and/or conditions determined by the Administrator), and (3) when such RSUs shall vest in accordance with subsection (c).  The Company shall establish a bookkeeping account in the Grantee’s name which reflects the number and type of RSUs standing to the credit of the Grantee.

(c) Vesting.

(1) RSUs Other Than PSUs.  With respect to RSUs that are not PSUs, the Administrator shall determine when such RSUs shall vest and any conditions (such as continued employment or performance measures) that must be met in order for such RSUs to vest at the end of the applicable restriction period.  The Administrator may at any time accelerate the time at which RSUs (other than PSUs) shall vest.

(2) PSUs.  PSUs shall vest at the end of the applicable performance period if and to the extent the Performance Goals (established in accordance with Section 2(t)) have been achieved for such period.  The Committee shall certify the extent to which the Performance Goals are achieved and shall the have the discretion to decrease (but not increase) the extent to which PSUs vest on account of such achievement.  PSUs shall also vest (A) as provided in Section 14, or (B) if and to the extent determined by the Committee in the case of the Grantee’s death or disability (as determined by the Committee).  If the Grantee’s Termination of Service occurs for any reason prior to the end of the performance period, the Grantee shall forfeit all PSUs granted with respect to such performance period, except (i) as provided in Section 14, (ii) as determined by the Committee in the case of the Grantee’s death or disability (as determined by the Committee), or (iii) the Committee may provide for vesting of a pro-rata portion of the PSUs that would have vested had the Grantee been employed on the last day of the performance period, under such circumstances as the Committee, in its sole discretion, determines.

(3) Payment.  Except as otherwise provided in the Award Agreement, upon the vesting of an RSU in accordance with this subsection (c) or Section 14, payment, in Common Stock or cash (as applicable), shall be made in the Short-Term Deferral Period; provided, however, that a Change in Control (as defined in Section 14) shall not accelerate the payment date of an RSU that is subject to Code §409A unless such Change in Control is also a “change in control event” as defined in regulations under Code §409A.

(d) Dividend Equivalent Rights.  The Company shall credit to the Grantee’s bookkeeping account, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of RSUs equal to the total number of RSUs credited to the Grantee’s bookkeeping account on the dividend record date, multiplied by the dollar amount of the per share cash dividend, and divided by the Fair Market Value of a share of Common Stock on the dividend payment date.  RSUs attributable to such dividend equivalent rights shall be subject to the same terms and conditions as the RSUs to which such dividend equivalent rights relate.

SECTION 10 - STOCK GRANTS

The Administrator may make a Stock Grant to an Employee or a Non-Employee Director.  Such Stock Grant shall be fully vested on the date made.

SECTION 11 - STOCK CREDITS

(a) Elective Stock Credits.

(1) Election to Defer.  Each Non-Employee Director may elect to defer payment of all or any portion of his or her Compensation payable for services during any calendar year.  Such election must be made prior to the calendar year in which such services are performed; provided, however, that an individual appointed for the first time as a Non-Employee Director (who has not previously been eligible to participate in any other plan required to be aggregated with the Plan under Treas. Reg. §1.409A-1(c) or any successor thereto) may within the 30 day period following such appointment elect to defer all or any portion of his or her Compensation payable with respect to services performed after the date of such election.  An election to defer any Compensation shall be: (i) in writing (or electronic) in a form prescribed by the Committee; (ii) delivered to the Committee or to the Secretary of the Company; and (iii) shall become irrevocable on the December 31 immediately preceding the calendar year (or the date of delivery in the case of a mid-year election by a new Non-Employee Director) in which such services are performed.  If a director does not elect to defer Compensation, all such Compensation shall be paid directly to such director in accordance with resolutions adopted by the Board from time to time.

(2) Elective Stock Account.  All Compensation subject to a deferral election shall be deferred into an Elective Stock Account maintained in the name of the Non-Employee Director.  Separate Elective Stock Accounts shall be established for a Non-Employee Director for each calendar year only to the extent necessary to reflect the Non-Employee Director’s distribution elections under subsection (d) or beneficiary designations under subsection (g).  The Elective Stock Account of a Non-Employee Director shall be credited, as of the day of the calendar year on which the deferred Compensation otherwise would have been payable to such Non-Employee Director, with Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that are equal in value to the amount of such deferred Compensation, using the Fair Market Value of shares of Common Stock on such day.

(b) Nonelective Stock Credits.  The Committee shall determine the number of Stock Credits, if any, to be credited to a  Non-Employee Director’s Nonelective Stock Account.  Separate Nonelective Stock Accounts shall be established for a Non-Employee Director for each calendar year for which he or she is entitled to Stock Credits under this subsection (b) only to the extent necessary to reflect the Non-Employee Director’s distribution elections under subsection (d) and beneficiary designations under subsection (g).

(c) Dividend Equivalents.  As of the date any dividend is paid to holders of shares of Common Stock, each Non-Employee Director’s Stock Account(s) shall be credited with additional Stock Credits equal to (i) the product of the number of Stock Credits (including fractions of a share) credited to the Participant’s Stock Account(s) on the dividend record date, multiplied by the per share dividend, divided by (ii) the Fair Market Value of a share of Common Stock on the dividend payment date.  In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee.

(d) Time and Method of Payment.

(1) Initial or Deemed Election.  Distribution of each Stock Account of a Non-Employee Director shall be made in a lump sum on the later of the one month anniversary of the Non-Employee Director’s Termination of Service or July 1 of the calendar year in which Termination of Service occurs, unless the Non-Employee Director makes an election for (i) distribution to commence on January 15 of the calendar year following the calendar year in which the Non-Employee Director’s Termination of Service occurs, and/or (ii) distribution to be made in annual installments (not to exceed 10) on the elected distribution date and anniversaries thereof, each installment to be equal to the product of the current number of Stock Credits attributed to such Stock Account and a fraction, the numerator of which is one and the denominator of which is the number of installments yet to be paid.  Such initial election must be made prior to the calendar year in which services giving rise to such Stock Credit are performed; provided, however, that an individual appointed for the first time as a Non-Employee Director (who has not previously been eligible to participate in any other plan required to be aggregated with the Plan under Treas. Reg. §1.409A-1(c) or any successor thereto) may within the 30 day period following such appointment make an election with respect to Stock Credits attributable to Compensation for services performed after the date of such election.  An initial election shall be: (i) in writing (or electronic) in a form prescribed by the Committee; (ii) delivered to the Committee or to the Secretary of the Company; and (iii) shall become irrevocable on the December 31 immediately preceding the calendar year (or the date of delivery in the case of a mid-year election by a new Non-Employee Director) in which such services are performed except as provided in subsection (d)(2) (regarding subsequent elections) or subsection (f) (regarding emergency withdrawals).   If the date elected by a Non-Employee Director for commencement of such distribution is a Saturday, Sunday or a legal holiday, such distribution shall commence as of the next succeeding business day.

(2) Subsequent Election.  A Non-Employee Director may change an initial or deemed election with respect to the time and/or method of payment provided that (i) the distribution of a Stock Account pursuant to such changed election is approved in advance by the Committee,  (ii) such election change is in writing (or electronic) and is received by the Committee, or the Secretary of the Company, at least 15 months before the earlier of (A) the Non-Employee Director’s Termination of Service, or (B) if applicable, any earlier distribution date specified by the Non-Employee Director in his or her initial election under this subsection (d), and (iii) such election shall not be effective for 12 months and shall defer commencement of distribution at least five years.  Any further election must be made at least 15 months in advance of the distribution commencement date, shall not be effective for 12 months and must further defer commencement at least five years.  Any election under this paragraph (a “subsequent election”) shall become irrevocable on the date it is delivered to the Committee or the Secretary of the Company unless another subsequent election is filed and becomes effective or a distribution is made pursuant to subsection (f).

(e) Medium of Payment.  Distribution of a Non-Employee Director’s Stock Accounts shall be made in cash or in Common Stock, as determined by the Committee, except that the value of any fractional share shall be paid in cash based on the Fair Market Value of the Common Stock on the date of distribution.

(f) Emergency Withdrawal.  Upon written (or electronic) application to and with the approval of the Committee, any Non-Employee Director may withdraw up to the total of the amounts in his Stock Accounts in a lump sum in the event of a severe financial hardship to the Non-Employee Director resulting from:  (i) an illness or accident that befalls the Non-Employee Director, the Non-Employee Director’s spouse (as defined for purposes of Federal law) or his dependent (as defined in Code §152 Code, without regard to §152(b)(1), (b)(2) and (d)(1)(B)), (ii) loss of the Non-Employee Director’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Non-Employee Director’s control.  The Committee, in its sole discretion, shall determine whether a Non-Employee Director has experienced an unforeseeable emergency within the meaning of this subsection.  However, an emergency withdrawal shall in no event be permitted to the extent that the emergency need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Non-Employee Director’s assets, to the extent that the liquidation would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan.  The Committee shall not grant an emergency withdrawal in an amount that exceeds the amount required to relieve the Non-Employee Director’s emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  If the Non-Employee Director requesting the emergency withdrawal is a member of the Committee, he shall take no part in any decision of the Committee.

(g) Distribution Upon Death.  Notwithstanding any other provision of this Plan, upon the death of a Non-Employee Director, the Committee shall distribute all of such Non-Employee Director’s Stock Accounts in a lump sum to such person or persons or the survivors thereof, including corporations, unincorporated associations or trusts, as the Non-Employee Director may have designated.  All such designations shall be made in writing in a form prescribed by the Committee and delivered to the Committee.  A Non-Employee Director may from time to time revoke or change any such designation by written notice to the Committee.  If there is no designation on file with the Committee at the time of the Non-Employee Director’s death, or if the person or persons designated therein shall have all predeceased the Non-Employee Director or otherwise ceased to exist, or if there is a dispute among designees of a Non-Employee Director, such distributions shall be made to the executor or administrator of the Non-Employee Director’s estate.  Any distribution under this subsection (g) shall be made on the last day of the first month following the month of the Non-Employee Director’s death.

SECTION 12 - AWARD AGREEMENTS

Awards granted under the Plan (other than Stock Credits and Stock Grants) shall be evidenced by Award Agreements in such form as the Administrator shall from time to time approve which shall include such provisions as the Administrator shall deem advisable that are not inconsistent with the provisions of the Plan, Code §409A and, for ISOs, Code §422(b).  For example, an Award Agreement may require forfeiture or payment of gains to the Company in the event of the Grantee’s misconduct.  The Award Agreements shall specify the type of Award granted.  Each Grantee shall enter into, and be bound by, an Award Agreement as soon as practicable after the grant of an Award (other than a Stock Credit or a Stock Grant).

SECTION 13 - ADJUSTMENT IN CASE OF CHANGES IN COMMON STOCK

The following shall be adjusted to reflect any stock dividend, stock split, reverse stock split, rights offering, extraordinary dividend, share combination, spin-off, exchange or reclassification, recapitalization, merger, consolidation or other corporate reorganization affecting the Common Stock:

(a) The maximum number and type of shares under the limits set forth in Section 4; and

(b) The number and type of shares issuable upon exercise, vesting or payment of outstanding Options, SARs, RSUs and Stock Credits under the Plan (as well as the exercise price per share under outstanding Options and the Fair Market Value of a share on the date an outstanding SAR was granted); provided, however, that (i) no such adjustment shall be made to an outstanding ISO if such adjustment would constitute a modification under Code §424(h), unless the Grantee consents to such adjustment, and (ii) no such adjustment shall be made to an outstanding Option or SAR if such adjustment would cause the Option or SAR to be subject to Code §409A.

Such adjustments shall be made by the Committee to appropriately and equitably reflect any such change or transaction, so that the holder of an outstanding Option, SAR, RSU or Stock Credit is in the same economic position before and after the change or transaction.  For purposes of this Section 13, shares underlying Restricted Stock Awards still subject to restriction under Section 8(c) shall be treated in the same manner as issued shares of Common Stock not subject to restriction.

SECTION 14 - CHANGE IN CONTROL

(a) Full Vesting.  Notwithstanding any other provision of this Plan, each outstanding Award shall become fully vested and, in the case of an Option or SAR, exercisable upon a Change in Control unless the Award Agreement evidencing the Award provides otherwise; provided, however, that this Section 14 shall not increase the extent to which an Award is vested or exercisable if the Grantee’s Termination of Service occurs prior to the Change in Control.

(b) Definition.  For the purpose of the Plan, a “Change of Control” shall, without limitation, be deemed to have occurred if:

(1) A third person, including a “group” as such term is used in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company;

(2) Individuals who were members of the Board of Directors immediately prior to the execution of an agreement providing for a transaction listed in (3) below cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of such agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Board as of such date (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) shall be considered as though such person were a member of the Board as of such date;

(3) The consummation of (i) any consolidation, share exchange, merger or amalgamation of the Company as a result of which the individuals and entities who were the respective beneficial owners of the outstanding common stock of the Company and the voting securities of the Company immediately prior to such consolidation, share exchange, merger or amalgamation do not beneficially own, immediately after such consolidation, share exchange, merger or amalgamation, directly or indirectly, 50% or more, respectively, of the common stock and combined voting power of the voting securities entitled to vote of the company resulting from such consolidation, share exchange, merger or amalgamation; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

(4) The approval by the shareholders of a plan of complete liquidation or dissolution of the Company.

SECTION 15 - CERTAIN CORPORATE TRANSACTIONS

In the event of a corporate transaction (such as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), the surviving or successor corporation shall assume each outstanding Award or substitute a new award of the same type for each outstanding Award; provided, however, that, in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Awards, effective upon the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company.  If the Committee decides so to terminate outstanding Options and SARs, the Committee shall give each Grantee holding an Option or SAR to be terminated not fewer than seven days’ notice prior to any such termination, and any Option or SAR which is to be so terminated may be exercised (if and only to the extent that it is then exercisable under the terms of the Award Agreement and Section 14) at any time prior to such termination.  Further, as provided in Sections 6(d), 7(b), 8(d)(2) and 9(c)(1), the Administrator may, in its discretion accelerate, in whole or in part, the date on which any or all Awards become exercisable or vested (to the extent such Award is not fully exercisable or vested pursuant to the Award Agreement or Section 14).

The Committee also may, in its discretion, change the terms of any outstanding Award to reflect any such corporate transaction, provided that (i) in the case of ISOs, such change would not constitute a “modification” under Code §424(h), unless the Grantee consents to the change, and (ii) no such adjustment shall be made to an outstanding Option or SAR if such adjustment would cause the Option or SAR to be subject to Code §409A.

SECTION 16 - AMENDMENT OF THE PLAN AND OUTSTANDING AWARDS

The Board or the Committee, pursuant to resolution, may amend or suspend the Plan, and, except as provided below, the Administrator may amend an outstanding Award in any respect whatsoever and at any time; provided, however, that the following amendments shall require the approval of shareholders —

(a) a change in the class of employees eligible to participate in the Plan with respect to ISOs;

(b) except as permitted under Section 13, an increase in the maximum number of shares of Common Stock with respect to which ISOs may be granted under the Plan;

(c) a modification of the material terms of the “performance goal,” within the meaning of Treas. Reg. § 1.162-27(e)(4)(vi) or any successor thereto (to the extent compliance with Code §162(m) is desired); and

(d) any amendment for which shareholder approval is required under the rules of the exchange or market on which the Common Stock is listed or traded.

Except as provided in Section 15 or as deemed necessary or desirable to avoid the additional tax under Code §409A, no amendment or suspension of an outstanding Award shall (i) adversely affect the rights of the Grantee or cause the modification (within the meaning of Code §424(h)) of an ISO, without the consent of the Grantee affected thereby, or (ii) cause an Option or SAR to become subject to Code §409A.   Except as permitted under Section 13 or Section 15, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without the approval of shareholders.

SECTION 17 - TERMINATION OF PLAN

Unless earlier terminated by the Board, the Plan shall terminate on January 29, 2018 (which date is within 10 years after the date the Plan was adopted, or the date the Plan was approved by the shareholders of the Company, whichever is earlier).  Nothing contained in this Section, however, shall terminate or affect the continued existence of rights created under Awards granted hereunder which are outstanding on the date the Plan is terminated and which by their terms extend beyond such date.

SECTION 18 - SHAREHOLDER APPROVAL

This Plan shall become effective on May 7, 2008; provided, however, that if the Plan is not approved by the shareholders of the Company within 12 months before or after the date the Plan was adopted, the Plan and all Awards granted hereunder shall be null and void and no additional Awards shall be granted hereunder.

SECTION 19 - MISCELLANEOUS

(a) Rights.  Neither the adoption of the Plan nor any action of the Board or the Administrator shall be deemed to give any individual any right to be granted an Award, or any other right hereunder, unless and until the Administrator shall have granted such individual an Award, and then his or her rights shall be only such as are provided in the Award Agreement.  Notwithstanding any provisions of the Plan or the Award Agreement with an Employee, the Company and any Related Corporation shall have the right, in its discretion but subject to any employment contract entered into with the Employee, to retire the Employee at any time pursuant to its retirement rules or otherwise to terminate his or her employment at any time for any reason whatsoever, or for no reason.  A Grantee shall have no rights as a shareholder with respect to any shares covered by his or her Award until the issuance of a stock certificate to (or book entry for) him or her for such shares, except as otherwise provided under Section 8(b) (regarding Restricted Stock).

(b) Indemnification of Board and Committee.  Without limiting any other rights of indemnification which they may have from the Company and any affiliate of the Company, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part.  Upon the making or institution of any such claim, action, suit, or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf.  The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under the Company’s by-laws or Tennessee law.

(c) Transferability; Registration.  No ISO, Restricted Stock, RSU or Stock Credit shall be assignable or transferable by the Grantee other than by will or by the laws of descent and distribution.  During the lifetime of the Grantee, an ISO shall be exercisable only by the Grantee or, in the event of the Grantee’s legal disability, by the Grantee’s guardian or legal representative.  Such limits on assignment, transfer and exercise shall also apply to NQSOs and SARs except to the extent the Grantee’s Award Agreement permits transfers for no consideration to one or more family members (as such term is defined in the instructions to Form S-8 Registration Statement under the Securities Act of 1933).  If the Grantee so requests at the time of exercise of an Option or an SAR, or at the time of grant of Restricted Stock or vesting of an RSU, the certificate(s) shall be registered in the name of the Grantee and the Grantee’s spouse jointly, with right of survivorship.  Except as provided in this subsection (c), no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance and any attempt to do so shall be void.

(d) Deferrals.  The Committee may permit or require Grantees to defer receipt of any Common Stock issuable upon the lapse of the restriction period applicable to Restricted Stock or

RSUs, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents.  In no event, however, shall such deferrals be permitted unless the Grantee’s Award Agreement specifically permits deferrals under this subsection.

(e) Listing and Registration of Shares.  Each Award shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares of Common Stock covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase of shares of Common Stock thereunder, or that action by the Company, its shareholders, or the Grantee should be taken in order to obtain an exemption from any such requirement or to continue any such listing, registration, or qualification, no such Award may be exercised, in whole or in part, and no Restricted Stock, RSU, Stock Grant or Stock Credit may be awarded, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Committee.  Without limiting the generality of the foregoing, each Grantee or his or her legal representative or beneficiary may also be required to give satisfactory assurance that such person is an eligible purchaser under applicable securities laws, and that the shares purchased or granted pursuant to the Award shall be for investment purposes and not with a view to distribution; certificates representing such shares may be legended accordingly.

(f) Withholding and Use of Shares to Satisfy Tax Obligations.  The obligation of the Company to deliver shares of Common Stock or cash upon the exercise of any Award, upon the vesting of Restricted Stock or RSU, or upon the making of a Stock Grant shall be subject to applicable federal, state and local tax withholding requirements.  If the exercise of any Award, the vesting of Restricted Stock or RSU, or making of a Stock Grant is subject to the withholding requirements of applicable federal, state or local tax law, the Administrator, in its (or his) discretion, may permit or require the Grantee to satisfy the federal, state and/or local withholding tax, in whole or in part, by electing to have the Company withhold shares of Common Stock (or by returning previously acquired shares of Common Stock to the Company); provided, however, that the Company may limit the number of shares withheld to satisfy the tax withholding requirements with respect to any Award to the extent necessary to avoid adverse accounting consequences.  Shares of Common Stock shall be valued, for purposes of this subsection, at their Fair Market Value (determined as of the date(s) such shares are withheld to satisfy the applicable withholding requirements).  The Committee shall adopt such withholding rules as it deems necessary to carry out the provisions of this subsection.

(g) Acquisitions.  Notwithstanding any other provision of this Plan, Awards may be granted hereunder in substitution for awards held by employees or directors of other entities who are about to, or have, become Employees or Non-Employee Directors as a result of a merger, consolidation, acquisition of assets or similar transaction by the Company or Related Corporation.  The terms of the substitute Awards so granted may vary from the terms set forth in this Plan to such extent the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted; provided, however, that no substitute Award shall be granted which will subject the Award to Code §409A (if it previously was not subject to Code §409A).

(h) Application of Funds.  Any cash received in payment for shares pursuant to an Award shall be added to the general funds of the Company.

(i) No Obligation to Exercise Award.  The granting of an Award shall impose no obligation upon a Grantee to exercise such Award.

(j) Governing Law.  The Plan shall be governed by the applicable Code provisions to the maximum extent possible.  Otherwise, the laws of the State of Tennessee (without reference to principles of conflicts of laws) shall govern the operation of, and the rights of Grantees under, the Plan, and Awards granted thereunder.

(k) Unfunded Plan.  The Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.  Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan, and shall be a general unsecured obligation of the Company.  No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(l) Successors and Heirs.  The Plan, Award Agreements and any properly executed election or designation under the Plan shall be binding upon (i) the Company and its successors (including any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all or the business and assets of the Company), and (ii) the Grantee and the Grantee’s heirs, legal representatives and beneficiaries.

IN WITNESS WHEREOF, THOMAS & BETTS CORPORATION has caused this Plan to be duly executed this _______ day of, 2008.

Attest:		THOMAS & BETTS CORPORATION

_________________________________	By:	___________________________________
Name:		Name:
Title:		Title: